Exhibit 10.1

No.[      ]

PET DRX CORPORATION

FIRST AMENDMENT TO WARRANT

This First Amendment (“this Amendment”) to warrant to purchase [      ] shares of common stock, par value $.0001 per share of Pet DRx Corporation, a Delaware corporation (the “Company”) is made effective as of August 31, 2009 by and between [      ] (collectively, “Warrant Holder”) and the Company. Capitalized terms not defined herein shall have the meaning ascribed to them in the Warrant (as defined below).

R E C I T A L S

WHEREAS, the Company executed and delivered to Warrant Holder that certain Warrant dated [             ], 2009 (the “Warrant”) to purchase [      ] shares of common stock, par value $0.0001 per share, of the Company pursuant to that certain Purchase Agreement, dated as of January 21, 2009; and

WHEREAS, the Company desires, and the Majority Holders has provided written consent, to amend and restate subparagraph (f) of Section 8 of the Warrant.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby amend and restate subparagraph (f) of Section 8 of this Warrant in its entirety as follows:

(f) Except as provided in subsection (g) hereof, subject to the prior written consent of the Majority Holders, if and whenever the Company shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock or in any manner grant any Notes or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (whether or not such option or convertible security is immediately exercisable) for no consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale and that consideration is also below the Fair Market Value of the Common Stock on the date of such issuance or sale, then and in each such case (a “Trigger Issuance”) the then-existing Warrant Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price equal to the consideration per share received (or deemed received) for such Trigger Issuance. Upon any adjustment to the Warrant Price pursuant to this Section 8(f), the number of Warrant Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the Warrant Price in effect immediately thereafter.

Except as modified herein, all other terms and conditions of the Warrant will remain in full force and effect. This Amendment shall control in the event of any conflict between the provisions of the Warrant and the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Warrant to be duly executed, as of the 31st day of August, 2009.

PET DRX CORPORATION

By:
Name: Harry L. Zimmerman
Title: Executive Vice President and Chief Financial Officer